UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

WESTMOUNTAIN INDEX ADVISOR, INC.
 (Name of Registrant as Specified in Its Charter)

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Copies of all communications to:

James F. Biagi, Jr.
Monahan & Biagi, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)

Gregory Schifrin
WestMountain Index Advisor, Inc.
120 Lake Street, Suite 401
Sandpoint, ID 83864
(208)-265-5858, (208) 906-8621(fax)

Notice of the 2013 Annual Meeting of Stockholders

Date:	February 28, 2013

Time:	9:00 a.m.

Location:	Offices of WestMountain Index Advisor, Inc. 120 Lake Street, Suite 401 Sandpoint, ID 83864

Proposals:	1.	To elect four nominees to serve on the Board until the 2014 Annual Meeting of Stockholders;

	2.	To adopt the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan;

	3.	To approve the amendment to the Company’s Articles of Incorporation changing the Company’s name to WestMountain Gold, Inc.

	4.	To ratify the appointment of PMB Helin Donovan, LLP of Seattle, Washington as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2013; and

	5.	To transact such other business that may properly come before the Annual Meeting and at any adjournments thereof.

Who Can Vote:	Stockholders of record at the close of business on January 28, 2013.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.

Who May Attend:	Only persons with evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. Photo identification is required (a valid driver’s license or passport is preferred).

	●	If your shares are registered in your name, you must bring the proxy card.

	●	If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of such shares.

By authorization of the Board of Directors,

Mark Scott
Secretary
Sandpoint, ID
January 28, 2013

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy is Greatly Appreciated.

PROXY STATEMENT
FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS
OF
WESTMOUNTAIN INDEX ADVISOR, INC.

TO BE HELD ON FEBRUARY 28, 2013

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of WestMountain Index Advisor, Inc. (the “Company”) are being mailed on or about February 4, 2013. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on all matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held February 28, 2013.

This Proxy Statement and WestMountain Index Advisor, Inc.’s Annual Report on Form 10-K for the fiscal year ended
October 31, 2012 are both available at www.westmountaingold.com

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of common stock of the Company at the close of business on our record date of January 28, 2013.

How many shares of Common Stock may vote at the Meeting?

As of January 28, 2013, there were 21,382,776 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposals:	1.	To elect four nominees to serve on the Board until the 2014 Annual Meeting of Stockholders;

	2.	To adopt the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan;

	3.	To approve the amendment to the Company’s Articles of Incorporation changing the Company’s name to WestMountain Gold, Inc.

	4.	To ratify the appointment of PMB Helin Donovan, LLP of Seattle, Washington as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2013; and

	5.	To transact such other business that may properly come before the Annual Meeting and at any adjournments thereof.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as directors or vote against or withhold your vote with respect to one or more individual nominees.

Proposals 2 to 4 —	You may cast your vote in favor of or against each proposal, or you may abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows, in accordance with the recommendations of the Board:

Proposal 1 —	FOR the election of all four nominees to serve on the Board until the 2014 Annual Meeting of Stockholders.

Proposal 2 —	FOR the adoption of the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan.

Proposal 3 —	FOR the approval of the amendment to the Company’s Articles of Incorporation changing the Company’s name to WestMountain Gold, Inc.

Proposal 4 —	FOR ratifying the appointment of PMB Helin Donovan, LLP of Seattle, Washington as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2013.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

●	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Annual Meeting, stating that you revoke your proxy;

●	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

●	By attending the Annual Meeting and voting your shares in person.

What vote is required to approve or ratify each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2 to 4 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Annual Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rates suggested by brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record.

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations department at (208)-265-5858.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of January 28, 2013, the name, age, and position of each executive officer and director and the tenure in office of each director of the Company.

Name	Age	Positions and Offices Held	Since

Gregory Schifrin	54	Director, President and Chief Executive Officer	February 28, 2011

James Baughman	56	Director, Chief Operating Officer and Senior Vice President	February 28, 2011

Mark Scott	59	Chief Financial Officer and Secretary	February 28, 2011

Michael Lavigne	55	Independent Director	August 24, 2011

Dale L. Rasmussen	62	Independent Director	October 24, 2012

Business Experience Descriptions

Set forth below is certain biographical information regarding each of the Company's executive officers and directors.

Our Management Directors

Gregory Schifrin

Mr. Schifrin has worked as a geologist and manager for 28 years in mining and mineral exploration industry where he has been involved in precious, base metals, and uranium exploration and development. Mr. Schifrin has provided technical services and project management for major and junior mining companies.

From February 2011 to the present Mr. Schifrin was the President and CEO and Director of WestMountain Index Advisor, Inc. (dba WestMountain Gold, Inc.). From March 2010 to the present Mr. Schifrin was the President and CEO of Terra Mining Corp. From December 2007 to the present Mr. Schifrin was the President and Director of Silver Verde May Mining Corporation. During his tenure Mr. Schifrin managed corporate finance, accounting, legal and regulatory requirements, exploration, geologic evaluation, project generation and land acquisition.

From March 19, 2012 to the present Mr. Schifrin has served as Director of Fisher Watt. From February 2011 to November 2011 Mr. Schifrin has served as an officer of Colorado Rare Earths and from November 2011 to the present Mr. Schifrin has served as a director and officer of US Rare Earths. Mr. Schifrin also served as President and a Director in February and March 2010 of American Mining Corporation.

From 1985 to the Present, Mr. Schifrin was the co-founder and President of Minex Exploration, a mining industry known exploration consulting and service company, where Mr. Schifrin managed a staff of 15 to 20 personnel, clients and contracts, accounting, legal and regulatory requirements, as well as managing exploration projects, grassroots through drilling and development phase, throughout North America for major and junior mining companies.

From October 1992 to the Present, Mr. Schifrin co-founded Selkirk Environmental, Inc., an environmental consulting and service company where he managed environmental regulatory compliance, risk analysis, pollution cleanup and environmental assessment for public and private clients.

From November of 2006 to December 2007, Mr. Schifrin was the President and CEO of Golden Eagle Mining Corporation, where he managed corporate affairs, geological exploration, property acquisition and accounting.

In August of 1983, Mr. Schifrin received a Bachelor of Science degree in Geology from the University of Idaho, Moscow. He is a registered professional geologist in the State of Washington. Mr. Schifrin resides in Sandpoint, Idaho.

Mr. Schifrin was appointed as a Director based on his significant experience in the mining and mineral exploration industry.

James Baughman

Mr. Baughman has worked as a geologist for more than 25 years in mining operations and mineral exploration projects for precious, base metals, and uranium. Mr. Baughman has provided technical services and project management for a number of major and junior mining companies.

Mr. Baughman is the Chief Operations Officer of WestMountain Index Advisor, Inc. (dba WestMountain Gold, Inc.). From March 2010 to the present Mr. Baughman has been the Chief Operations Officer of Terra Mining Corp.

Mr. Baughman has been President, Chief Executive Officer and a Director of Big Bear Mining Corp from September 2011 to the present. From March 19, 2012 to the present Mr. Baughman has been President and CEO and Director of Fischer Watt.

From July 2004 to May 2006, Mr. Baughman was the co-founder, President and Chief Executive Officer of High Plains Uranium Corp, where he managed the company’s corporate finance, accounting, legal and regulatory requirements. He also managed a successful initial public offering on the TSX.

From May 2006 to October 2006, Mr. Baughman was the Chief Executive Officer of Kenai Resources, formerly known as Triumph Gold Corp., where he managed the company's properties in Venezuela and Oregon. He also managed the consulting engineers and geologists, and prepared engineering reports.

From October 2006 to September 2010, Mr. Baughman led an acquisition of mineral rights on uranium properties, hired professional staff, developed company presentation and conducted road shows to investors and potential investors for US Uranium Corp., a company he co-founded. Mr. Baughman also served as Chief Operating Officer and a Director in March 2010 of American Mining Corporation.

James Baughman is a Director of Big Bear Mining Corp. Mr. Baughman is currently assisting several private mining development companies and is on the Advisory Board of a Canadian exploration company. In July 1983, Mr. Baughman received a Bachelor of Science degree in Geology from the University of Wyoming, Laramie. He is a registered professional geologist in the State of Wyoming. Mr. Baughman resides in Aurora, Colorado.

Mr. Baughman was appointed as a Director based on his significant experience in the mining and mineral exploration industry.

Our Independent Directors

Michael Lavigne

Mr. Lavigne has served as the CEO and a board member of Silver Verde May Mining Company, Inc. from December 2008 to the present. Silver Verde May, an exploration stage mining company located in Wallace, Idaho, holds a number of properties in Idaho, Utah and Wyoming. From August 2008, Mr. Lavigne served as a consultant for Golden Eagle Mining Company, which was acquired by Silver Verde May in December 2008. Mr. Lavigne also serves on the board of Mascot Mining which holds properties in Idaho and Montana.

Mr. Lavigne is the owner and Managing Partner of Capital Peak Partners, LLC.  Capital Peak provides consulting services in the area of corporate and business development. Capital Peak Partners was founded in September of 2010.

Previously Mr. Lavigne held a number of positions in the travel and hospitality industry. From November 2006 to July 2008, Mr. Lavigne founded and served as a director and CEO of Travel Services Group. From September 2003 to October 2006, Mr. Lavigne was the COO of Glacier Bay Cruise Lines, an adventure cruise in South East Alaska.  Mr. Lavigne was a director of Coastal Hotel Group, a partner in NorthCoast Hotels and a member of Starwood Hotel’s Leisure Travel Advisory Board.  Also, Mr. Lavigne was the CEO and chairman of Global Leisure, Inc., the parent company of Maupin Tours, Sunmakers, Jet Set North America, Hawaii Leisure and Regency Pacific.

Prior to the travel and hospitality business Mr. Lavigne was involved in the securities and corporate finance business and served as he managing Director of Northwest Capital and Advisory Services and the CEO and chairman of RCL Northwest.  Mr. Lavigne was a board of member of the Spokane Stock Exchange, a registered national securities exchange which listed primarily mining and resources related companies.

Mr. Lavigne has been on a number of community and charitable boards including, The Giving Back Fund, Communities and Schools of Seattle, The Seahawk Academy and the Jacob Green Golf Classic.

Mr. Lavigne received his BA in Accounting from the University of Idaho and a JD from Gonzaga University School of Law.

Mr. Lavigne was appointed as a Director based on his significant experience in the mining and mineral exploration industry.

Dale L. Rasmussen

Dale L. Rasmussen was appointed to the Board of Director on October 24, 2012.

During his career Mr. Rasmussen has served on the Board of over a dozen private and public companies (Chairman of three) and was instrumental in raising nearly a billion dollars in equity capital.  Three of the companies, co-founded by Mr. Rasmussen, reached market capitalization of over half a billion U.S. dollars.

Mr. Rasmussen served as the Chairman of the Board of Quantum Fuel System Technologies Worldwide from 2002 to 2012, as well as being a member of the Board of Directors since 2000.  Mr. Rasmussen was a founding member of the Board of Directors of Fisker Automotive and served as the Chairman of the Board since its formation in November 2007 until February 2010.  Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies (now Fuel Systems Solutions) from 1989 through 2005, joining the Company in 1984 as Vice President of Finance and Administration and Corporate Secretary.  IMPCO was the parent company of Quantum Technologies, prior to its spin-off in 2002.  While at IMPCO, Mr. Rasmussen’s areas of expertise were Mergers and Acquisitions, Strategic Planning and Investor Relations.  Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years at two banks, both acquired by Key Bank and U.S. Bank, and was responsible for managing the bank's investment portfolio, branch and corporate development, and served as corporate secretary.  Mr. Rasmussen is a graduate of Western Washington University and is also a graduate of Pacific Coast Banking School, University of Washington.

Mr. Rasmussen was appointed as a Director due to his significant board experience and related finance and banking skills.

Other Executive Officers

Mark Scott

Mr. Scott has significant financial, capital market and experience in public microcap companies. Mr. Scott serves as (i) Chief Financial Officer, Secretary and Treasurer of Visualant, Inc., a position he has held since May 2010 and (ii) Chief Financial Officer, Secretary and Treasurer of WestMountain Index Advisor, Inc. (dba WestMountain Gold, Inc.) since December 8, 2010. Mr. Scott also provides consulting financial services to other public companies.

Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.westmountaingold.com. These standards were adopted by the Board to promote transparency and integrity. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

Our Code of Conduct includes the following:

- promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; promotes the full, fair, accurate, timely and understandable disclosure of our financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

- promotes compliance with applicable SEC and governmental laws, rules and regulations;

- deters wrongdoing; and

- requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Review and Approval of Related Person Transactions

We have operated under a Code of Conduct since 2011. Our Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Board is responsible for reviewing and approving all transactions with related persons. We have not adopted a written policy for reviewing related person transactions. We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Director Independence

The Board has affirmatively determined that each of Messrs. Lavigne and Rasmussen is an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Communication with the Board or Members Thereof

Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer through the Company’s website, www.westmountaingold.com, with a request to forward the same to the intended recipient. Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at 120 Lake Street, Suite 401, Sandpoint, ID 83864. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominations and Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Nominations and Governance Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than October 28, 2013 in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominations and Governance Committee
WestMountain Index Advisor, Inc.
120 Lake Street, Suite 401
Sandpoint, ID 83864

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria, which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single director is expected to have each criterion. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each director:

●	have the highest personal and professional ethics, integrity and values;
●	consistently exercise sound and objective business judgment; and
●	have experience in the areas of business that the Company operates in.

In addition, it is anticipated that the Board as a whole will have individuals with:

●	significant appropriate senior management and leadership experience;
●	a comfort with mining;
●	a long-term and strategic perspective; and
●	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members contributes to the Board’s success.

Candidate Selection Process

Upon receipt of a stockholder-proposed director candidate, the Chairman of the Nominations and Governance Committee assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. A director profile is prepared by comparing the current list of criteria with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations and Governance Committee and the Chairman of the Board for discussion and review at the next Nominations and Governance Committee meeting. During the past fiscal year, the Company did not receive any stockholder-proposed director candidates.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a director profile. If no candidates are apparent from any source, the Nominations and Governance Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

There is no controlling shareholder group.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Upon the closing of the transaction by which we acquired TMC on February 28, 2011, Gregory Schifrin and James Baughman were appointed to the board of directors as management directors. We have determined that Mr. Schifrin and Baughman are not independent directors within the meaning of the applicable rules of the SEC and NASDAQ. On August 24, 2011, the Board appointed Kevin Cassidy and Michael Lavigne as independent directors. On October 24, 2012, the Board appointed Mr. Rasmussen as an independent director. Mr. Cassidy did not stand for re-election for 2013.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. During the fiscal year that ended on October 31, 2012, the Board met 8 times and took no action by written consent. All directors seeking reelection attended at least 75% of the meetings of the Board. Although the Board does not have a formal policy regarding attendance by the members of the Board at our annual meeting, all members of the Board are requested to attend the annual meeting of stockholders. This is the first annual meeting of stockholders to be held since the current board members were appointed.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. The Committees were formed October 26, 2012 and held their first meeting in December, 2012. The Audit and Compensation committees are comprised solely of non-employee, independent directors. The Nominations and Governance committee has one management director. We expect to add one independent director to the Audit and Compensation Committees in early 2013. Charters for each committee are available on our website at www.westmountaingold.com. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominating

Dale L. Rasmussen (Chairman)	Michael Lavigne (Chairman)	Michael Lavigne (Chairman)
Michael Lavigne	Dale L. Rasmussen	Dale L. Rasmussen
Gregory Schifrin

Audit Committee

The Audit Committee was formed October 26, 2012 and held its first meeting on December 13, 2012. The Audit Committee is comprised solely of the two non-employee independent Directors. We expect to add one independent director to the Audit Committee in early 2013. The Board has determined that all the members of the Audit Committee are financially literate. The Board also has determined that Mr. Dale L. Rasmussen, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and as adopted under the Sarbanes-Oxley Act of 2002. The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.westmountaingold.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

- appoint the independent registered accounting firm;

- review the arrangements for and scope of the audit by independent registered accounting firm;

- review the independence of the independent registered accounting firm;

- consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any    proposed corrective actions;

- review and monitor our policies regarding business ethics and conflicts of interest;

- discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and

- review the activities and recommendations of our accounting department

Nominations and Governance Committee

The Nominations and Governance Committee was formed October 26, 2012 and held its first meeting on December 11, 2012. The Nominations and Governance Committee is comprised solely of non-employee Directors, except for Gregory Schifrin, a management Director. The Board has adopted a charter for this committee, which is available on our website at www.westmountaingold.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

●	assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;

●	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and

●
serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee was formed October 26, 2012 and held its first meeting on December 13, 2012. The Compensation Committee is comprised solely of two non-employee independent Directors. We expect to add one independent director to the Compensation Committee in early 2013.The Board has adopted a charter for the Compensation Committee, which is available on our website at www.westmountaingold.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

●	recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer;

●	approve the base salary, incentive compensation and any other compensation for the other officers of the Company;

●	recommend the annual compensation for the Company’s non-employee directors; and

●	administer the 2012 Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year that ended on October 31, 2012 served as an officer, former officer, or employee of the Company or participated in a related party transaction that would be required to be disclosed in this proxy statement. Further, during this period, no executive officer of the Company served as:

●
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

●	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Board Structure and Role in Risk Oversight

The entire Board is responsible for risk oversight. Mr. Gregory Schifrin acts as the Chairman of the Board. There is no lead independent director. The Company believes this structure provides acceptable risk oversight by utilizing the skills of each director.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for overseeing, reviewing and approving executive compensation and benefit programs in accordance with the Compensation Committee’s charter.  The Compensation Committee was formed October 26, 2012 and held its first meeting on December 13, 2012. The Compensation Committee members are Michael Lavigne (Chairman), and Dale L. Rasmussen. We expect to add one independent director to the Compensation Committee in early 2013.

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the year ended October 31, 2012. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year. We also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

Compensation Philosophy and Objectives

The major compensation objectives for named executive officers are as follows:

●	to attract and retain highly qualified individuals capable of making significant contributions to the long-term success of the Company;

●	to motivate and reward named executive officers whose knowledge, skills, and performance are critical to the Company’s success;

●	to closely align the interests of the Company’s named executive officers and other key employees with those of its shareholders; and

●	to utilize incentive based compensation to reinforce performance objectives and reward superior performance; and

Role of Chief Executive Officer in Compensation Decisions

The Board approves all compensation for the chief executive officer. The Compensation Committee makes recommendations on the compensation for the chief executive officer and approves all compensation decisions, including equity awards, for our named executive officers. Our chief executive officer makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the Compensation Committee in its discretion.

Setting Executive Compensation

The Compensation Committee believes that compensation for named executive officers must be managed to what we can afford and in a way that allows us to meet our goals for overall performance. During 2012, the Compensation Committee and the Board compensated its Chief Executive Officer and Chief Operating Officer with a monthly salary fee of $10,000. During 2012, the Committee compensated its Chief Financial Officer with a $8,000 monthly salary. This compensation reflected the financial condition of the Company. The Compensation Committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Although no compensation was paid until October 1, 2010, with the acquisition of TMC in February 2011, the amount of time and effort needed to structure and manage the acquisition, and the additional workload that management of TMC’s activities involves, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have been compensated since October 1, 2010, as described under “Employment Agreements” below.

Executive Compensation Components for the Year Ended October 31, 2012

The Compensation Committee did not use a formula for allocating compensation among the elements of total compensation during the fiscal year ended October 31, 2012. The Compensation Committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For fiscal 2012, the principal components of compensation for named executive officers were base salary and consulting fees.

Base Salary

Base salary is intended to ensure that our employees are fairly and equitably compensated. Generally, base salary is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. Base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the Company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. During 2012, the Compensation Committee and the Board compensated its Chief Executive Officer and Chief Operating Officer with a monthly salary fee of $10,000. During 2012, the Committee compensated its Chief Financial Officer with a $8,000 monthly salary. This compensation reflected our financial condition.

Performance-Based Incentive Compensation

The Compensation Committee believes incentive compensation reinforces performance objectives, rewards superior performance and is consistent with the enhancement of stockholder value. All of the Company’s named executive officers are eligible to receive performance-based incentive compensation. The Compensation Committee did not recommend or approve payment of any performance-based incentive compensation to the named executive officers during 2012 based on our financial condition.

Ownership Guidelines

We do not require our named executive officers to hold a minimum number of our shares. However, to directly align the interests of executive officers with the interests of the stockholders, we encourage each named executive officer to maintain an ownership interest in the Company.

Stock Option Program

We do not have a stock option program; however the Board has adopted the 2012 Stock Incentive Plan described in Proposal 2 below, subject to stockholder approval.

Retirement and Other Benefits

We have no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

During the year ended October 31, 2012, the Company provided the named Chief Executive, Operating and Financial Officers were provided with medical insurance. No other personal benefits were provided.

Tax and Accounting Implications

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the principal financial officer) to the extent that any such individual's compensation exceeds $1 million. “performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exceptions to Section 162(m). However, we may authorize compensation payments that do not comply with the exceptions to Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer's performance.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws and regulations, sets and administers policies that govern the Company's executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael Lavigne, Chairman
Dale L. Rasmussen

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the indicated periods.

Summary Compensation Table

						Non-Equity
						Incentive
					Stock	Plan	Option	Other
			Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name	Principal Position		($) (1)	($) (2)	($) (3)	($)	($)	($) (4)	($)

Gregory Schifrin	Chief Executive Officer,	10/31/2012	$120,000	$-	$-	$-	$-	$-	$120,000
	Director	10/31/2011	$120,000	$-	$30,000	$-	$-	$-	$150,000
		10/31/2010	$40,000	$10,000	$-	$-	$-	$-	$50,000

James Baughman	Chief Operating Officer,	10/31/2012	$120,000	$-	$-	$-	$-	$-	$120,000
	Director	10/31/2011	$120,000	$-	$30,000	$-	$-	$-	$150,000
		10/31/2010	$40,000	$10,000	$-	$-	$-	$-	$50,000

Mark Scott	Chief Financial Officer,	10/31/2012	$96,000	$-	$-	$-	$-	$-	$96,000
	Secretary	10/31/2011	$56,000	$-	$87,200	$-	$-	$32,000	$175,200
		10/31/2010	$-	$-	$-	$-		$-	$-
__________
(1)         The 2010 amounts for Mr. Schifrin and Mr. Baughman include salary paid by TMC to those individuals from March 25, 2010 (the date TMC was incorporated) to October 31, 2010. The 2011 amounts for Mr. Schifrin and Mr. Baughman include salary since the Employment Agreements were signed on October 1, 2010 and include the issuance of 60,000 shares of common stock that were valued at $.50 per share or $30,000 on June 1, 2011 related to the conversion of accrued payroll. The 2011 amount for Mr. Scott includes salary since the Employment Agreement was signed on April 9, 2011.

(2)         The 2010 amounts for Mr. Schifrin and Mr. Baughman include salary paid by TMC to those individuals from March 25, 2010 (the date TMC was incorporated) to October 31, 2010.

(3)         The 2011 amount for Mr. Schifrin and Mr. Baughman reflects 100,000 shares of restricted common stock issued by us on August 24, 2011 valued at $.30 per share or $30,000. The 2011 amount for Mr. Scott reflects (i) 100,000 shares of restricted common stock issued by us on August 24, 2011 and valued at $.30 per share or $30,000; and (ii) 236,000 shares of restricted common stock issued by us on during the year ended at October 31, 2011 per Mr. Scott’s Consulting and Employment Agreements and valued at $.369 per share or $87,200. These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 31, 2011, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnotes to the Company's audited financial statements for the fiscal year ended October 31, 2011.

(4)         The 2011 amount for Mr. Scott includes consulting fees paid from December 8, 2010 to April 8, 2011.

Grants of Stock Based Awards in Fiscal Year Ended October 31, 2012

We did not provide performance-based incentive compensation paid to the named executive officers during 2012 based on our financial condition.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation program.

EMPLOYMENT AGREEMENTS

On October 1, 2010, TMC signed an Employment Agreement with Gregory Schifrin (“Schifrin Agreement”), which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Schifrin Agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin is eligible for employee benefit programs, including 4 weeks of vacation per year, medical benefits and $500 in expenses per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days' notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he is to receive in a lump sum equal to, two times his annual salary, two times his targeted annual bonus and two times his last year’s bonus, plus any accrued vacation.

On October 1, 2010, TMC signed an Employment Agreement with James Baughman (“Baughman Agreement”), which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Baughman Agreement, Mr. Baughman was appointed Chief Operating Officer for an indefinite period at a salary of $120,000 per year. Mr. Baughman is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Baughman is eligible for employee benefit programs, including 4 weeks of vacation per year, medical benefits and $500 in expenses per day spent on the Company’s project sites. Mr. Baughman may resign with 60 days' notice. If Mr. Baughman is terminated without cause, including a change in control (after six months), he is to receive in a lump sum equal to two times his annual salary, two times his targeted annual bonus and two times his last year’s bonus, plus any accrued vacation.

On April 18, 2011, the Company entered into an Employment Agreement (“Scott Employment Agreement”) with Mark Scott as the Company’s Chief Financial Officer, which was effective April 9, 2011. The Scott Employment Agreement replaced the Scott Consulting Agreement dated February 18, 2011 and which expired on April 8, 2011.

Under the terms of the Scott Employment Agreement, Mr. Scott was appointed Chief Financial Officer for an indefinite period at a salary of $96,000 per year. Mr. Scott is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Scott is eligible for employee benefit programs, including 4 weeks of vacation per year, medical benefits, life and disability insurance. Mr. Scott may resign with 60 days' notice. If Mr. Scott is terminated without cause, including a change in control (after six months), he is to receive in a lump sum equal to one times his annual salary, one times his targeted annual bonus and one times his last year’s bonus, plus any accrued vacation.

Definitions Used in Employment Agreements

For purposes of the each of the Employment Agreements described above, the following definitions apply:

As used herein, “Cause” is defined as any of the following events which occur during the term of this agreement: Good Cause” means the occurrence of one of the following events without the Executive’s express written consent:

(a)
the assignment by the Company of any substantial new or different duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to such change in assigned duties;

(b)	a material reduction in the Executive’s responsibilities, except as a result of the Executive’s death, disability or retirement;

(c)	a reduction by the Company in the Executive’s Annual Salary;

(d)	a change in the principal executive office of the Company to a location more than 50 kilometres from the then-current location of the principal executive office of the Company;

(e)	the requirement by the Company that the Executive be based anywhere other than within a 100 kilometre radius of the Executive’s then current location;

(f)
the failure by the Company to continue in effect, or a material change in the terms of the Executive’s participation in benefits under any Incentive Plan or Benefits plan (collectively, the “Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of the benefit to the Executive of the Existing Plans;

(g)	any reduction by the Company of the number of paid vacation days to which the Executive is entitled; or

(h)	any other events or circumstances which would constitute a constructive dismissal at common law.

As used herein, “Change of Control” is defined as any one of the following occurrences:

(a)
the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in theSecurities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 30% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(b)
the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)	consummation of a sale of all or substantially all of the assets of the Company; or

(d)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c) above.

As used herein, “Constructive Termination” is defined as any of the following, without your express written consent:

(a)	engages in conduct which is detrimental to the reputation of the Company or any of its Affiliates in any material respect;

(b)	has committed an act of fraud or material dishonesty in connection with or related in any way to his employment with the Company;

(c)	is the subject of any enforcement proceeding by a securities regulatory authority or agency; or

(d)	breaches his duties under this Agreement; or willfully neglects his duties to a material degree.

Potential Payments upon Termination or Change in Control

The Company’s Employment Agreements with the named executive officers have provisions providing for severance payments as discussed below.

Gregory Schifrin Termination Payments

The following table shows the potential payments upon termination for Gregory Schifrin:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12
Compensation:
Base salary (1)	$-	$-	$120,000	$240,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay (2)	$-	$-	$14,617	$-	$-

Total	$-	$-	$134,617	$240,000	$-
__________
(1)         Reflects twelve month’s severance to be paid upon termination without cause and twenty four months upon termination in a change of control.

(2)         Reflects the value of vacation pay accrued as of October 31, 2012.

James Baughman Termination Payments

The following table shows the potential payments upon termination for James Baughman:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12
Compensation:
Base salary (1)	$-	$-	$120,000	$240,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay (2)	$-	$-	$8,155	$-	$-

Total	$-	$-	$128,155	$240,000	$-
___________
(1)         Reflects twelve month’s severance to be paid upon termination without cause and twenty four months upon termination in a change of control.

(2)         Reflects the value of vacation pay accrued as of October 31, 2012.

Mark Scott Termination Payments

The following table shows the potential payments upon termination for Mark Scott:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12	on 10/31/12
Compensation:
Base salary (1)	$-	$-	$96,000	$96,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay (2)	$-	$-	$5,786	$-	$-

Total	$-	$-	$101,786	$96,000	$-
_____________
(1)         Reflects twelve month’s severance to be paid upon termination without cause and twenty four months upon termination in a change of control.

(2)         Reflects the value of vacation pay accrued as of October 31, 2012.

DIRECTOR COMPENSATION

We use stock grants to incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by us for members of the Board. During the year ended October 31, 2012, Gregory Schifrin and James Baughman did not receive any compensation for their services as a director.  The compensation disclosed in the Summary Compensation Table on page __ represents the total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors during the year ended October 31, 2012.

	Stock	Option
Name	Awards (1)	Awards	Total
Michael Lavigne	$-	$-	$-

Kevin Cassidy	-	-	-

Dale L. Rasmussen	25,000	-	25,000

Total	$25,000	$-	$25,000
__________
(1) Mr. Cassidy did not stand for re-election for 2013.

(2) The 2012 amount for Mr. Rasmussen reflects 25,000 shares of restricted common stock issued by us on October 24, 2012 were valued at $1.00 per share or $25,000. These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 31, 2012, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnotes to the Company's audited financial statements for the fiscal year ended October 31, 2012.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 28, 2013 by:

●	each director and nominee for director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each officer named in the summary compensation table elsewhere in this report; and

●	all directors and executive officers as a group.

●	each director and nominee for director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each officer named in the summary compensation table elsewhere in this report; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned		Fully Diluted Ownership
	Amount	%	Amount	%
Directors and Officers-
Gregory Schifrin	3,618,750	16.9%	3,918,750	12.0%
James Baughman	2,502,500	11.7%	2,702,500	8.3%
Mark Scott	322,000	1.5%	322,000	1.0%
Capital Peak Partners LLC/ Michael Lavigne	1,892,500	8.8%	2,477,500	7.6%
Dale Rasmussen	25,000	*	25,000	*
Total Directors and Officers as a Group (5total)	8,360,750	38.9%	9,445,750	28.8%

	Shares Beneficially Owned		Fully Diluted Ownership
	Amount	%	Amount	%
Greater Than 5% Ownership

Gregory Schifrin/ Mineral Mining LLC	3,618,750	16.9%	3,918,750	12.0%
WestMountain Index Advisor, Inc.
2186 S. Holly St., Suite 104
Denver, CO 80222

James Baughman/ Mineral Mining LLC	2,502,500	11.7%	2,702,500	8.3%
WestMountain Index Advisor, Inc.
2186 S. Holly St., Suite 104
Denver, CO 80222

BOCO Investments LLC (Joseph Zimlich)	3,100,000	14.5%	7,302,115	22.3%
262 East Mountain Avenue
Fort Collins, CO 80524

Michael Lavigne (Capital Peak Partners LLC and Silver	1,892,500	8.8%	2,477,500	7.6%
Verde Mining Company, Inc.)
602 Cedar St, Suite 205
Wallace, ID 83873

The shares for BOCO Investments LLC exclude shares of common stock to be issued upon the conversion of convertible debentures of $1,853,965. The exact number of shares cannot be calculated until the debentures are converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended October 31, 2012 its executive officers, directors and 10% holders complied with all filing requirements, with the following possible exceptions:

1.     Form 13D’s for Gregory Schifrin and James Baughman dated February 28, 2011 and required to be filed on March 4, 2011 was filed on March 14, 2011.

2.     Form 13D’s for Capital Peak Partners LLC and Joseph Zimlich (BOCO Investments LLC) dated February 28, 2011 and required to be filed on March 4, 2011 was filed on March 15, 2011.

3     A Form 4 for BOCO Investments LLC dated February 18, 2011 and required to be filed on February 22, 2011 was filed on March 15, 2011.

4     A Form 4 for BOCO Investments LLC dated June 17, 2011 and required to be filed on June 21, 2011 was filed on June 30, 2011.

5.    A Form 4 for Mark Scott dated September 21, 2011 and required to be filed on September 23, 2011 was filed on February 29, 2012.

PROPOSAL 1

Election of Directors

Composition of the Board

Currently, the Board consists of four directors with one vacancy.  If elected, each of the director nominees will serve on the Board until the 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the four (4) nominees should become unable to serve upon his or her election, the persons named on the proxy card as proxies may vote for other person(s) nominated by the Board. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

Note About Rules Relating to Broker Voting

Under rules approved by the Securities and Exchange Commission effective as of January 1, 2010, brokers are no longer entitled to use their discretion to vote uninstructed proxies in uncontested director elections. In other words, if your shares are held by your broker in “street name” and you do not provide your broker with instructions about how your shares should be voted in connection with this proposal, your shares will not be voted and a “broker non-vote” will result. Therefore, if you desire that your shares be voted in connection with the election of our Board, it is imperative that you provide your broker with voting instructions.

The nominees for Director are:

● Gregory Schifrin
● James Baughman
● Michael Lavigne
● Dale L. Rasmussen

The sections titled “Directors and Executive Officers” on pages 5 to 8 of this proxy statement contain information about the experience and qualifications that caused the Nominations and Governance Committee and the Board to determine that these nominees should serve as directors of the Company.

Your Board Recommends That Stockholders Vote FOR All Four Nominees Listed Above

PROPOSAL 2

To adopt the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan

The Company is asking the shareholders to approve the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan (the “Plan”), the material terms of which are more fully described below. The Board of Directors approved the Plan on December 13, 2012, subject to the shareholder approval solicited by this proxy statement. The purpose of the Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, directors, consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the shareholders of the Company.

Description of the Plan

The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units (“RSUs”) Performance Awards and Other Stock-Based Awards (each, an “Award”). The following summary of the material features of the Plan is entirely qualified by reference to the full text of the Plan, a copy of which is attached hereto as Annex 1. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the Plan.

Eligibility

All Employees, Non-Employee Directors, consultants and independent contractors of the Company and its Affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the Plan. As of December 13, 2012 the number of employees eligible to participate in the Plan was 5, the number of consultants and independent contractors eligible to participate in the Plan was 0, and the number of non-employee directors eligible to participate in the Plan was 3.

Administration

Except with respect to Awards granted to Non-Employee Directors, the Plan is administered by the Board of Directors, unless the Board of Directors appoints another committee or person(s) for such purpose. If no such appointment is in effect at any time, the committee shall mean the Board (the “Committee”). With respect to Awards granted to Non-Employee Directors, the Board of Directors serves as the Committee, unless the Board of Directors appoints another committee or person(s) for such purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (each a “Participant”) and the terms of all Awards under the Plan. Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and agreements under the Plan and to make all other determinations relating to the administration of the Plan.

Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued under the Plan is four million (4,000,000), provided that no more than one million (1,000,000) shares may be issued pursuant to Awards that are not Options, and (b) the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan during a fiscal year is one million (1,000,000) shares.  Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise. If any shares of Restricted Stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the shares of Common Stock covered by the Award being issued, such shares will again be available for the grant of additional Awards. Further, if an Option is surrendered pursuant to a “net issuance” as described below, the number of shares covered by the surrendered Option, reduced by the number of shares of Common Stock issued pursuant to the net issuance, will be available for the grant of additional Awards.

Options

The Plan authorizes the grant of Nonqualified Stock Options and Incentive Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code and may be granted only to Section 422 Employees. A Section 422 Employee is an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after the adoption of the Plan. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an Option permits the Participant to purchase shares of Common Stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for shares purchased pursuant to Options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of Options granted under the Plan may not be less than the fair market value (110% of the fair market value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) per share on the date of grant. The Plan provides that the term during which Options may be exercised is determined by the Committee, except that no Option may be exercised more than ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) after its date of grant. The Committee may permit the exercise of an Option on a “net issuance” basis pursuant to which the Participant surrenders an Option and receives in exchange shares of Common Stock with a fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares subject to the surrendered Option, and (ii) the exercise price of the surrendered Option. The Committee may condition the grant or vesting of an Option on the achievement of one or more Performance Goals, as described below.

Restricted Stock Awards

The Plan authorizes the Committee to grant Restricted Stock Awards. Shares of Common Stock covered by a Restricted Stock Award are restricted against transfer and subject to forfeiture and such other terms and conditions as the Committee determines. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of Restricted Stock to be contingent upon the achievement of one or more Performance Goals, as described below.

RSUs

The Plan authorizes the Committee to grant RSU Awards. RSU Awards granted under the Plan are contingent awards of Common Stock (or the cash equivalent thereof). Pursuant to such Awards, shares of Common Stock are issued subject to such terms and conditions as the Committee deems appropriate, including terms that condition the issuance of the shares upon the achievement of one or more Performance Goals, as described below. Unlike in the case of awards of Restricted Stock, shares of Common Stock are not issued immediately upon the award of RSUs, but instead shares of Common Stock (or the case equivalent thereof) are issued upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more Performance Goals.

Performance Awards

The Plan authorizes the grant of Performance Awards. Performance Awards provide for payments in cash, shares of Common Stock or a combination thereof contingent upon the attainment of one or more Performance Goals established by the Committee. For purposes of the limit on the number of shares of Common Stock with respect to which an Employee may be granted Awards during any fiscal year, a Performance Award is deemed to cover the number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any Employee pursuant to all Performance Awards granted to such Employee during a fiscal year may not exceed $250,000.

Other Stock-Based Awards

The Plan authorizes the grant of Other Stock-Based Awards. Other Stock-Based Awards shall cover such number of shares of Common Stock and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

Dividends and Dividend Equivalents

The terms of an Award may, at the Committee’s discretion, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Common Stock covered by the Award. Such payments may either be made currently or credited to any account established for the Participant, and may be settled in cash or shares of Common Stock.

Performance Goals

The terms and conditions of an Award may provide for the grant, vesting or payment of the Award to be contingent upon the achievement of one or more specified Performance Goals established by the Committee. For this purpose, “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

Capital Adjustments

If the outstanding Common Stock of the Company changes as a result of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or the like, the Committee shall substitute or adjust: (a) the number and class of securities subject to outstanding Awards, (b) the type of consideration to be received upon exercise or vesting of an Award, (c) the exercise price of Options, (d) the aggregate number and class of securities for which Awards may be granted under the Plan, and/or (e) the maximum number of Shares with respect to which an Employee may be granted Awards during the fiscal year.

Withholding

The Company is generally required to withhold tax on the amount of income recognized by a Participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of Common Stock otherwise issuable, or (c) delivery to the Company by the Participant of unencumbered shares of Common Stock.

Termination and Amendment

The Board of Directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of the Company, the Board of Directors may not amend or terminate the Plan without the approval of (a) the Company’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Term of the Plan

Unless sooner terminated by the Board of Directors, the Plan will terminate on December 12, 2022. Once the Plan is terminated, no further Awards may be granted or awarded under the Plan. Termination of the Plan will not affect the validity of any Awards outstanding on the date of termination.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of Awards granted pursuant to the Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. Generally, a Participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

The general rule is that gain or loss from the sale or exchange of shares of Common Stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, RSUs, Performance Awards and Other Stock-Based Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, RSU, Performance Award or Other Stock-Based Award. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option is exercised, or in the case of an RSU, Performance Award or Other Stock-Based Award, on the date of payment of such Award in cash and/or shares of Common Stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a Nonqualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price; and (b) in the case of an RSU, Performance Award or Other Stock-Based Award, the amount of cash and the fair market value of any shares of Common Stock received.

Restricted Stock. Unless a Participant who is granted shares of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e. become transferable or no longer subject to a substantial risk of forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Restricted Stock on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares of Restricted Stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of Common Stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of Common Stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Restricted Stock Award, an RSU, a Performance Award or an Other Stock-Based Award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Plan, the Committee has plenary authority and discretion to determine the vesting schedule of Awards. Any Award under which vesting is accelerated by a change in control of the Company, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the new rules with respect to an Award could result in significant adverse tax results to the Award recipient including immediate taxation upon vesting, an additional income tax of 20 percent of the amount of income so recognized, plus a special interest payment. The Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee will administer and interpret the Plan and Awards accordingly.

Securities Authorized for Issuance under Equity Compensation Plans

There are no securities authorized by shareholders under equity compensation plans prior to the 2012 Stock Incentive Plan that is included in Proposal 2.

Your Board Recommends That Stockholders Vote FOR To Adopt the WestMountain Index Advisor, Inc. 2012 Stock Incentive Plan

PROPOSAL 3

To amend  the Company’s  Articles of Incorporation
 Changing the Company’s Name to WestMountain Gold, Inc.

Background, Purpose and Effects, Procedures of Proposal

The Board of Directors has adopted, subject to shareholder approval, an amendment to our current Articles of Incorporation to change the Company’s name from “WestMountain Index Advisor, Inc.” to “WestMountain Gold, Inc.” The Board of Directors believes that approval of the corporate name change as an amendment to the Articles of Incorporation is in the best interests of the Company and its shareholders.

We originally planned to act as a developer of indexes that allow investors to access specific market niches or sub-markets. It had planned to earn income by helping investors identify and access specific market niches or sub-markets using its index products.

On February 28, 2011, WMTN and TMC entered into a Close of Share Exchange Agreement. This Agreement confirmed the closing of the acquisition of TMC by WMTN in a reverse merger transaction whereby the shareholders and board of TMC became the majority holder and acquired operating control of the combined companies.   In connection with this acquisition of TMC by WMTN, several other definitive agreements were entered into, including the sales of unregistered securities.

With the acquisition of TMC, our direction changed. WMTN became an exploration and development company that explores, acquires, and develops advanced stage properties. We have a high-grade gold system in the resource definition phase with 168,000 oz of inferred gold which in total offers potential of 1,000,000 ounces that is owned by our wholly owned subsidiary, TMC. The property consists of 344 Alaska state mining claims covering approximately 85 square miles.

The Board of Directors believes the new name better communicates our changed business strategy. Our ticker symbol is expected remain “WMTN” and we do not expect to apply for a new CUSIP number. If the proposal to amend our name is approved, the name change will be effected by filing an amendment to the   Articles of Incorporation with the Colorado Secretary of State’s office.

No Appraisal Rights

Under Colorado law, the Company's shareholders are not entitled to appraisal rights with respect to the Amended and Restated Articles of Incorporation.

Principal Effects of Not Approving this Proposal

If the name change is not approved, we will continue to be trade under the ticker symbol “WMTN.”

Your Board Recommends That Stockholders Vote FOR Amending the Company’s Articles of Incorporation to change the Company’s name to WestMountain Gold, Inc.

PROPOSAL 4

Ratification of the Appointment of PMB Helin Donovan, LLP as the
Company’s Independent Registered Public Accounting Firm
for the fiscal year ended October 31, 2012

At its December 13, 2012 meeting, the Audit Committee recommended and approved the appointment of PMB Helin Donovan, LLP (“PMB”) as our independent registered public accounting firm (independent auditors) to examine our consolidated financial statements for the fiscal year ended October 31, 2013. The Board is seeking the stockholder ratification of such action.

Action by our stockholders is not required by law in connection with the appointment of our independent accountants. If the Company’s stockholders do not ratify this appointment, the appointment will be reconsidered by the Company.

PMB has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. It is expected that representatives of PMB will not attend the Annual Meeting and therefore will not be available to answer questions.

Dismissal of Cordovano and Honeck LLP

On April 15, 2011, we dismissed Cordovano and Honeck LLP (“Honeck”) as our independent registered public accounting firm. The decision to change accountants was approved by the Company’s Board of Directors.

The Honeck reports on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Honeck on the Company’s financial statements for fiscal years 2009 and 2010 contained an explanatory paragraph which noted that there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2009 and 2010 and through April 15, 2011, (i) there were no disagreements with Honeck on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Honeck’s satisfaction, would have caused Honeck to make reference to the subject matter of such disagreements in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than: At December 31, 2009, and during the interim periods of 2009 and 2010, the Company reported no material weakness in internal control over financial reporting.

Engagement of PMB Helin Donovan LLP

On April 15, 2011 we, upon the Board of Director’s approval, engaged the services of PMB as our new independent registered public accounting firm to audit our consolidated financial statements as of October 31, 2011 and for the year then ended. PMB performed a review of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q,  beginning with the quarter ending April 30, 2011, and will be performing reviews of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q going forward.

In addition, PMB issued the report dated January 19, 2011, except for Notes 3 and 11 which are dated October 14, 2011, relating to the consolidated balance sheet of WestMountain Index Advisor, Inc. (formerly Terra Mining Corporation) for the period ended October 31, 2010 and related consolidated statement of operations, stockholders’ equity and cash flows from March 25, 2010 (inception date) through the period ended October 31, 2010.

Board Pre-Approval Policy

We formed an Audit Committee on October 26, 2012. The Board has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Board subject to certain restrictions. The policy sets out the specific services pre-approved by the Board and the applicable limitations, while ensuring the independence of the independent auditors to audit our financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Board responsibilities under the Exchange Act. During fiscal year ended October 31, 2011, the Board pre-approved all audit and permissible non-audit services provided by our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Board engaged PMB Helin Donovan, LLP to perform an annual audit of our financial statements for the year ended October 31, 2012 and 2011 and the period from inception (March 25, 2010) to October 31, 2010. The following is the breakdown of aggregate fees paid to the auditors for the Company for the periods indicated:

			The Period from Inception
	Year Ended,		(March 25, 2010) to
	October 31, 2012	October 31, 2011	October 31, 2010
Audit fees	$12,220	$7,185	$3,000
Audit related fees	20,100	6,274	4,436
Tax fees	6,220	880	320
All other fees	-	13,400	-

	$38,540	$27,739	$7,756

- “Audit Fees” are fees billed by PMB Helin Donovan, LLP for the audit of our financial statements for the years ended October 31, 2012 and 2011.

- “Audit-Related fees” are fees billed by PMB Helin Donovan, LLP to us for services not included in audit fees, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings for the years ended October 31, 2012 and 2011.

- “Tax Fees” are fees primarily for tax compliance in connection with filing US income tax returns.

“All other fees for 2011 related to the acquisition audit of Terra Mining Corporation. The audit was completed by PMB Helin Donovan, LLP.

 Your Board Recommends that Stockholders Vote

FOR

Ratification of the Appointment of PMB Helin Donovan, LLP as the
Company’s Independent Registered Public Accounting Firm
for the fiscal year ended October 31, 2013

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, the proposal must be submitted to the Secretary of the Company (addressed to WestMountain Index Advisor, Inc., Attn: Corporate Secretary, WestMountain Index Advisor, Inc. 120 Lake Street, Suite 401, Sandpoint, ID 83864 in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary on or before October 28, 2013. If, however, the date of the 2014 Annual Meeting of Stockholders is not within 30 days before or after February 28, 2014, any stockholder proposal must be received by the Secretary of the Company a reasonable time before we begin to print and send our proxy materials.

In accordance with the provisions of the Company’s Amended and Restated Bylaws, any stockholder proposals for the 2014 Annual Meeting of Stockholders that are submitted outside the processes of Rule 14a-8 (i.e., proposals that are not submitted for inclusion in the Company’s proxy statement) will be considered untimely if they are received by our Secretary after October 28, 2013. If, however, the date of the 2013 Annual Meeting of Stockholders is not within 30 days before or after February 28, 2014, any such proposal will be considered untimely if it is received (i) after the date that is 45 days prior to the date of the 2014 Annual Meeting of Stockholders (if at least 60 days’ advance notice of the meeting is given to stockholders), or, if less than 60 days’ advance notice is given to stockholders, (ii) after the date that is 15 days after the date on which notice of the 2014 Annual Meeting of Stockholders is given to stockholders.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as filed with the SEC, accompanies this Proxy Statement. Any exhibit to the Form10-K will be made available, free of charge, upon written request. Written requests should be addressed to WestMountain Index Advisor, Inc., Attn: Investor Relations, 120 Lake Street, Suite 401, Sandpoint, ID 83864. Copies of these documents may also be accessed electronically via the SEC’s website at http://www.sec.gov. The Company’s Form10-K is not part of these proxy solicitation materials.

Mark Scott
Secretary
Sandpoint, ID
January 28, 2013